Exhibit 99.1
February 27, 2008

Contact:	Diana G. Purcel – Chief Financial Officer 952-294-1300
FOR IMMEDIATE RELEASE
Famous Dave’s Reports Fourth Quarter, Full-Year Results
Fourth Quarter company-owned same store sales up 3.3 percent
MINNEAPOLIS, Feb. 27 — Famous Dave’s of America, Inc. (NASDAQ: DAVE) today announced revenue and net income of $31.4 million and $797,000, respectively, or $0.08 per diluted share, for its fiscal fourth quarter ending December 30, 2007. Revenue for the quarter increased 12.3 percent over the comparable period in 2006.
Same store sales for the company’s restaurants open for 18 months or more increased 3.3 percent during the quarter, while same store sales for its franchise-operated restaurants declined 6.8 percent. Franchise royalty revenue for the quarter totaled $3.8 million, up 10.1 percent over the comparable period in 2006.
Sales growth in the fourth quarter for company-owned restaurants was driven by strong results in catering, and the weighted average impact of price increases taken since December 2006.
“We enjoyed another strong quarter in year-over-year same store sales growth for our company-owned restaurants, driven by solid increases in both dine-in and off-premise occasions,” said Lane Cardwell, interim CEO. “Our industry-leading off-premise sales continue to be a point of differentiation and a focus for us system-wide.”
Earnings for the fourth quarter on a year-over-year basis declined, resulting from the opening of one new restaurant late in the third quarter and three new restaurants in the fourth quarter, and the typical inefficiencies experienced during the first 12 – 14 weeks of operation. In addition, fourth quarter pre-opening expenses for new restaurants totaled $763,000, compared to pre-opening expenses of $177,000 for the fourth quarter of fiscal 2006. The company also realized higher advertising expense in the fourth quarter of approximately $336,000, as compared to prior year, due to the timing of these expenditures.

The company’s fourth quarter results included the following:
•	A reduction of approximately $1.2 million, or $0.08 per diluted share, in general and administrative costs related to the reversal of stock-based compensation and bonus due to the departure of the company’s chief executive officer in December 2007.

•	Due to an overage in the company’s national advertising fund at year-end, the company decided to reimburse company-owned and franchise-operated restaurants this overage based on 2007 beverage usage. This amount was approximately $360,000, or $0.02 per diluted share for the company-owned restaurants, and was reflected as a decrease in food and beverage costs.

•	The company recognized a one-time impairment loss of $0.03 per diluted share for its Palatine, Illinois, restaurant, net of a positive $0.01 per diluted share, due to the elimination of the deferred rent balance related to this location. The impairment loss is reflected in impairment and estimated lease termination and other closing costs, and the rent adjustment is reflected in operating expenses. Additionally, the company recorded a $0.03 per diluted share write-off for a software development project that was determined to have no future value. This write-off is reflected in loss on disposal of property in the consolidated statement of operations.

•	The company also recorded a charge of $0.02 per diluted share for the recapture of depreciation on its Florence, Kentucky and Tulsa, Oklahoma restaurants, that were previously classified as held for sale, and that were reclassified at year end to assets held for use.
On a net basis, these one-time items had a net positive $0.02 per diluted share impact to the quarter’s results.
Development and marketing highlights during the quarter included a highly successful “limited time offer” promotion of Memphis-style dry rub baby-back ribs and a fall sandwich offering, “BBQ Buddies.” Both of these menu items will be introduced as permanent items in June. The company opened three new restaurants during the fourth quarter: Owings Mills, Maryland, Oswego, Illinois, and Bolingbrook, Illinois. Another company-owned location in Alexandria, Virginia, opened earlier this month.
Famous Dave’s ended the year with 164 restaurants, including 44 company-owned restaurants and 120 franchise-operated restaurants, located in 35 states.
Full Year Results
For the full year ended December 30, 2007, the company reported net income of $6.1 million, or $0.59 per diluted share, on total revenue of approximately $125.9 million, compared with net income of $4.9 million, or $0.46 per diluted share, on total revenue of approximately $116.6 million for fiscal 2006.
Total revenue for fiscal 2007 increased 7.9 percent over the prior year, reflecting a 7.8 percent increase in net restaurant sales and a 13.9 percent increase in franchise royalty revenue. Full year sales for company-owned restaurants open for 18 months or more increased

2.1 percent, reflecting growth in off- premise sales in addition to weighted average price increases of approximately 1.5%. During 2007, catering was 10.4 percent of sales, and To-Go was 23.1 percent of sales, for a combined off-premise total of 33.5 percent, as compared to off-premise sales of 32.6 percent for 2006. The increase in franchise royalties is the result of the annualization of a net 15 new franchise-operated restaurants which have opened since the fourth quarter of 2006. Fiscal 2007 same store sales for franchise-operated restaurants declined 4.0 percent.
In addition to the items discussed above specific to the fourth quarter, fiscal 2007 results reflect pre-opening expenses of approximately $1.2 million, compared with approximately $625,000 for fiscal 2006. Fiscal 2007 results also reflect an adjustment to interest expense of $0.01 per diluted share related to the correction of a financing transaction that originally occurred in 1999. As a result of this correction, the company’s retained earnings for fiscal 2006 was increased by approximately $336,000, and the company’s previously reported quarters for fiscal 2007 were also corrected.
The company benefited in 2007 from a reduction in its effective tax rate to 33.8% from 35.6% for fiscal 2006.  The reduction in rate reflects the cumulative impact of an adjustment to permanent deductions that had not been utilized in prior years, the effects of a state income tax audit, and a prior year adjustment of the rate used to calculate deferred tax assets. The company is estimating a tax rate of 35.0% for fiscal 2008.
Fiscal 2006’s results reflect an impairment and lease termination charge of approximately $0.07 per diluted share for two previously closed locations, and $0.01 per diluted share loss on early extinguishment of debt.
During the fourth quarter of 2007, Famous Dave’s repurchased 482,456 shares of common stock at an average price of $14.38 per share, excluding commissions. During the full year, the company repurchased 871,026 shares of common stock at an average price of $16.52 per share, excluding commissions. Share repurchases for the quarter and full year totaled approximately $6.9 million and $14.4 million, respectively.
Outlook
Famous Dave’s is updating its restaurant development and food cost outlook. “Given the longer development timelines we are seeing across the country, and the current softness in the economy, we are tempering our guidance on new restaurant openings for 2008 to a range of 20 to 25 total restaurants, from a previous range of 25 to 30 locations, with up to 6 of the expected openings to be company-owned restaurants,” said Cardwell. The company anticipates that approximately eight of these new locations will open in the first half of the year, with the remainder in the second half. Among these new locations is Famous Dave’s first restaurant in Oregon, which will bring to 36 the number of states in which the company operates.
In addition, the company has adjusted its outlook on food costs. “Through May 2008, we will realize additional margin pressure, despite a 2% price increase taken in December 2007, due to recently negotiated contracts,” said Cardwell. “Accordingly, for the first five months of 2008, the company is expecting that food costs as a percent of sales could be approximately 30 to 40 basis points higher than 2007’s percentage for the comparable timeframe. In June, we will be taking an additional price increase, intended to mitigate additional margin pressures for the remainder of 2008.”

Conference Call
The company will host a conference call tomorrow, February 28, 2008, at 10:00 a.m. Central Time to discuss its fourth quarter and full-year 2007 financial results. There will be a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
About Famous Dave’s
Famous Dave’s of America, Inc. develops, owns, operates and franchises barbeque restaurants. As of today, the company owns 45 locations and franchises 122 additional units in 35 states and has signed development agreements for an additional 141 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Revenue:
Restaurant sales, net	$26,985	$23,862	$107,820	$100,026
Franchise royalty revenue	3,824	3,473	15,718	13,796
Franchise fee revenue	330	335	1,323	1,825
Licensing and other revenue	294	311	1,012	974

Total revenue	31,433	27,981	125,873	116,621

Costs and expenses:
Food and beverage costs	7,916	7,333	32,419	30,403
Labor and benefits	8,600	7,393	32,673	29,960
Operating expenses	7,311	6,300	27,547	25,311
Depreciation and amortization	1,586	1,131	4,980	4,419
General and administrative	2,660	3,718	15,603	15,381
Impairment and estimated lease termination and other closing costs	596	20	596	1,136
Pre-opening expenses	763	177	1,154	625
Loss on disposal of property	355	79	465	143

Total costs and expenses	29,787	26,151	115,437	107,378

Income from operations	1,646	1,830	10,436	9,243

Other income (expense):
Loss on early extinguishment of debt	—	—	(12)	(148)
Interest expense	(512)	(372)	(1,577)	(1,721)
Interest income	70	53	293	331
Other (expense) income, net	(7)	27	30	(14)

Total other expense	(449)	(292)	(1,266)	(1,552)

Income before income taxes	1,197	1,538	9,170	7,691

Income tax provision	(400)	(477)	(3,100)	(2,737)

Net income	$797	$1,061	$6,070	$4,954

Basic net income per common share	$0.08	$0.10	$0.61	$0.47

Diluted net income per common share	$0.08	$0.10	$0.59	$0.46

Weighted average common shares outstanding – basic	9,711,000	10,210,000	9,960,000	10,453,000

Weighted average common shares outstanding – diluted	10,017,000	10,552,000	10,298,000	10,801,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
OPERATING RESULTS
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Food and beverage costs (1)	29.3%	30.7%	30.1%	30.4%
Labor and benefits (1)	31.9%	31.0%	30.3%	30.0%
Operating expenses (1)	27.1%	26.4%	25.6%	25.3%
Depreciation & amortization (restaurant level) (1)	5.6%	4.2%	4.2%	3.9%
Depreciation & amortization (corporate level) (2)	0.4%	0.5%	0.4%	0.4%
General and administrative (2)	8.5%	13.3%	12.4%	13.2%
Impairment and estimated lease termination and other closing costs (1)	2.2%	0.1%	0.6%	1.1%
Pre-opening expenses (1)	2.8%	0.7%	1.1%	0.6%
Net loss on disposal of property (1)	1.3%	0.5%	0.4%	0.1%
Total costs and expenses (1)	100.1%	93.5%	92.1%	91.5%
Income from operations (2)	5.2%	6.5%	8.3%	7.9%

(1)	As a percentage of restaurant sales, net

(2)	As a percentage of total revenue
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 30,	December 31,
	2007	2006
ASSETS
Current assets	$14,255	$13,336
Property, equipment and leasehold improvements, net	57,243	50,037
Other assets	2,444	2,486

Total assets	$73,942	$65,859

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$28,085	$13,309
Long-term obligations	15,457	16,379
Shareholders’ equity	30,400	36,171

Total liabilities and shareholders’ equity	$73,942	$65,859

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 30,	December 31,	December 30,	December 31,
	2007	2006	2007	2006
Weighted average weekly net sales:
Company-Owned	$48,887	$45,711	$50,385	$47,894
Franchise-Operated	$52,249	$54,511	$56,729	$58,334

Operating weeks:
Company-Owned	552	522	2,134	2,082
Franchise-Operated	1,499	1,302	5,654	4,837

Comparable net sales:
Company-Owned	3.3%	1.8%	2.1%	2.9%
Franchise-Operated	(6.8)%	(1.5)%	(4.0)%	(1.6)%

Total number of restaurants:
Company-Owned	44	41	44	41
Franchise-Operated	120	104	120	104

Total	164	145	164	145
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.